Cellular Dynamics International, Inc.
University Research Park
525 Science Drive, Suite 200
Madison, WI 53711

December 12, 2008

Mr. Tom Palay
1504 Sumac
Madison, WI 53705

Dear Mr. Palay:

This letter (when executed and delivered by you as contemplated below, “this Agreement”) will confirm terms and conditions of your employment by Cellular Dynamics International, Inc. (the “Company”). They are as follows:

1.    Term of Employment and Duties
(a)    Term. You are employed by the Company as its Vice Chairman and President. Your employment began on January 1, 2008 and shall continue until terminated pursuant to Paragraph 5.
(b)    Employment Duties. During the term of your employment, you agree to devote your best efforts and 50% (as may be adjusted from time to time pursuant to your agreement of you and the approval of the Company’s Board of Directors (the “Board”), the “Commitment Percentage”) of your business time, attention and skill to the business and affairs of the Company as required by its business needs. You will report directly to the Board and you shall perform such duties as may be assigned to you from time to time by or under authority of the Board.
2.    Compensation
(a)    Base Salary. During the term of your employment, the Company will pay your salary a salary at the rate of $475,000 per year. Accordingly, your salary based on the Commitment Percentage in effect from January 1, 2008 to and as of the date hereof is $175,000 ($350,000 multiplied by the Commitment Percentage specified in Paragraph 1(b)).
(b)    Incentive Bonus. During the term of your employment, in addition to the base salary as provided in Paragraph 2(a), annual bonuses may be paid to you from time to time based upon the attainment of individual and/or Company performance goals and objectives in the good faith discretion of the Board of Directors or its Compensation Committee.

(c)    Payments; Withholding and Other Taxes. Except as may be expressly otherwise provided herein or in any plan, program or agreement pursuant to which any such other compensation is payable, your salary and any and all bonus or other compensation due hereunder shall be payable according to the regular payroll practices of the Company (except that the payment of any salary at the rate set forth in Paragraph 2(a) for the period ending on the date hereof that is unpaid as of the date hereof shall be made on the first such regular payroll date after the date hereof). The Company will deduct from the payments to be made to you under this Agreement any Federal, State or local withholding or other taxes or charges which the Company is from time to time required to deduct under applicable law, and all amounts payable to you under this Agreement are stated before any such deduction.
(d)    Stock Options. You shall participate in the Company’s 2008 Equity Incentive Plan as determined by the Board in its sole discretion.
3.    Expenses and Benefits
(a)    Employee Expenses. The Company will pay or reimburse you for all reasonable automobile, travel, entertainment and like expenses ordinarily and necessarily incurred by you in furtherance of the Company’s business upon submission of such substantiation as may be required under, and otherwise in accordance with, the Company’s expense reimbursement policy in effect from time to time. The Company will also reimburse you for expenses incurred in procuring and using office facilities reasonably required for performing your Company responsibilities.
(b)    Fringe Benefits. During the term of your employment, you will be entitled to participate in any health insurance, disability insurance, retirement, and other similar fringe benefit plans of the kinds and in the amounts now or at any time during such term provided generally to executive officers of the Company in accordance with the respective terms and conditions thereof. You acknowledge that you have no rights in any such plans except as expressly provided under the terms of such plans and that such plans may be terminated, modified or supplemented at any time. You also will be entitled to paid time off during the term of your employment in accordance with the Company’s policies as in effect from time to time for other executive officers of the Company. Copies of any plans or other documents describing these benefits will be provided to you upon request.
(c)    Effect of Benefits; Timing of Payment. In no event will the reimbursements or in-kind benefits to be provided by the Company pursuant to this Agreement in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will your right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. Further, any reimbursements to be provided by the Company pursuant to this Agreement shall be paid to you no later than the calendar year following the calendar year in which you incurs the expenses.

4.    Employment, Confidential Information, Invention Assignment and Arbitration Agreement. As consideration for your employment by the Company and the benefits conferred to you under this Agreement, contemporaneously with the execution and delivery of this Agreement, you will execute and deliver to the Company its Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Restrictive Agreement”).
5.    Employment at Will; Termination Your employment by the Company is at will and may be terminated at any time, upon thirty (30) days prior written notice, by you or by the Company for any reason or no reason. Nothing contained in this Agreement or the Restrictive Agreement will be construed as conferring upon you any right to remain employed by the Company or affect the right of the Company to terminate your employment at any time. Upon your termination of employment, the Company will pay to you your salary through your date of termination and such other benefits in which you are vested or are otherwise entitled through the date of your termination. Except as expressly provided above, or by the law, the Company will have no further obligations to you following your termination of employment.
6.    Miscellaneous
(a)    Section 409A Compliance. The Company and you intend that any amounts or benefits payable or provided under this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the treasury regulations relating thereto so as not to subject you to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A of the Code. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in your being subject to payment of tax, interest and tax penalty under Section 409A of the Code, the Company and you agree to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A of the Code and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to you.
(b)    Binding Effect. This Agreement will be binding on the Company and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.
(c)    Governing Law. This Agreement and all questions of its interpretation, performance and enforcement and the rights and remedies of parties will be determined in accordance with the laws of the State of Wisconsin without regard to the laws of any other jurisdiction that otherwise would govern under conflict of law principles.
(d)    Integration. This Agreement supersedes any and all prior agreements, whether written or oral, between the Company or any representative thereof and you relating to the services performed by you for the Company or your compensation for such services and all such prior agreements are null and void.

(e)    Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt at the following addresses or to such other addresses either party shall specify by like notice:
if to the Company:

Cellular Dynamics International, Inc.
Attn: Chief Executive Officer
University Research Park
525 Science Drive, Suite 200
Madison, WI 53711

with a copy to:

Anna Geyso, Esq.
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202

and if to you:

Mr. Tom Palay
1504 Sumac
Madison, WI 53705

(f)    Amendment. The Agreement may be amended or modified only upon the written consent of the Company and you.

If this letter correctly sets forth your understanding of our agreement, please sign a copy in the space provided below and return it to the Company.

Very truly yours,

Cellular Dynamics International, Inc.

/s/ David S. Snyder
David S. Snyder
Vice President and Chief Financial Officer

I confirm my agreement with
the terms and conditions of this letter.

/s/ Thomas M. Palay
Thomas M. Palay

Date: December 12, 2008

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